Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. Reports Highest Quarterly Profit in Company History

•	Net income of $23.6 million for the second quarter of 2012, which is the highest quarterly net income in company history.

•	Combined net income for the past four fiscal quarters totaled $90.0 million, or $0.86 per diluted share.

•	Allowance for credit losses represented 2.89% of total Citizens Business Bank (“CBB”) non-covered loans & leases at June 30, 2012.

•	Non-performing loans totaled $61.9 million, compared to $62.7 million at December 31, 2011, and was 1.95% of total CBB non-covered loans and leases.

•	Non-interest bearing deposits totaled $2.25 billion (48% of total deposits) at June 30, 2012, an increase of $224.4 million from $2.03 billion at December 31, 2011.

Ontario, CA, July 18, 2012-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record earnings for the second quarter of 2012.

CVB Financial Corp. reported net income of $23.6 million for the second quarter of 2012. This represents an increase of $2.6 million, or 12.27%, when compared with net income of $21.0 million for the second quarter of 2011. Diluted earnings per share were $0.23 for the second quarter of 2012. This was up $0.03, or 15.00%, from diluted earnings per share of $0.20 for the same period last year.

Chris Myers, President and CEO commented, “We are pleased with our record earnings for the second quarter of 2012 and the consistency of our earnings over the past five quarters, which have been the most profitable quarters in company history. For the second quarter, we saw a continued decline in our classified asset portfolio, a decrease in net charge-offs, solid growth in our non-interest bearing deposit portfolio, and continued reductions in non-interest expense.”

Net income for the second quarter of 2012 produced an annualized return on beginning equity of 13.01%, an annualized return on average equity of 12.73% and an annualized return on average assets of 1.46%. The efficiency ratio, excluding the provision for credit losses, was 44.36% for the quarter. Non-interest expense, as a percentage of average assets, was 1.79%.

Net income for the six months ending June 30, 2012 was $45.9 million. This represents an increase of $8.2 million, or 21.92%, when compared with net income of $37.6 million for the same period of 2011. Diluted earnings per share for the six months ending June 30, 2012 were $0.44, an increase of $0.09, or 25.71%, over diluted earnings per share of $0.35 for the same period last year. Operating results for the first six months of 2012 reflected zero provision, compared to a provision for credit losses of $7.1 million for 2011. Net income for the six months ending June 30, 2012 produced a return on beginning equity of 12.84%, a return on average equity of 12.51% and a return on average assets of 1.41%

Interest income and fees on loans for the second quarter of 2012 totaled $55.2 million, which included $7.5 million of discount accretion from accelerated principal reductions and improved credit loss experience on covered loans acquired from San Joaquin Bank (“SJB”). This represented an increase of $522,000, or 0.95%, when compared to interest income on loans of $54.7 million, which included $5.7 million of discount accretion on acquired loans, for the same period last year.

Loans acquired from the SJB acquisition have been performing better than originally expected. At June 30, 2012, the remaining discount associated with the SJB loans approximates $36.5 million. Based on the current re-forecast of expected cash flows, about $17 million is expected to accrete into interest income over the remaining average lives of the respective pool and individual loans, which approximates 4.5 years and 2.0 years, respectively. The FDIC loss sharing asset of $40.9 million at June 30, 2012 will be reduced by loss claims submitted to the FDIC with the remaining balance amortized on the same basis as the discount, not to exceed its remaining contract life of approximately 2.5 years.

Non-interest income was $2.3 million for the second quarter of 2012, compared with $5.3 million for the first quarter. Non-interest income for the second quarter included $2.0 million in gain on the sale of 11 covered loans held-for-sale with a net carrying value of $3.7 million. Non-interest income was reduced by a $9.3 million net decrease in the FDIC loss sharing asset. The decrease in the loss sharing asset was primarily due to the continuing resolution of covered assets and reflects improved credit loss experienced in our covered loan portfolio. Comparatively, non-interest income for the first quarter of 2012 was reduced by a $2.9 million decrease in the FDIC loss sharing asset and a $1.2 million impairment charge for a large held-for-sale note included in other non-interest income. If these items are excluded from both quarters, non-interest income of $9.6 million was up slightly from $9.4 million for the first quarter.

Non-interest expense for the second quarter of 2012 was $28.9 million, a decrease of $1.3 million from $30.2 million for the first quarter of 2012, and an $8.2 million decrease from $37.2 million for the second quarter of 2011.

Our efficiency ratio improved to 44.36% for the second quarter of 2012, compared with 47.31% for the first quarter of 2012, and 54.33% for the second quarter of 2011.

Decreases in non-interest expense and a lower cost of funds were the main reasons for improvement in our efficiency ratio.

Effective June 17, 2012, we redeemed 50% of the Trust Preferred Securities in CVB Statutory Trust I. We paid $20 million for this redemption. The second quarter included $141,000 in interest expense associated with the redeemed debt.

Net Interest Income and Net Interest Margin

Net interest income, before the provision for credit losses, totaled $63.0 million for the three months ending June 30, 2012. Net interest income for the second quarter of 2012 increased $565,000, or 0.91%, compared to the same period in 2011.

Excluding the impact of the yield adjustment on covered loans, net interest margin (tax equivalent) increased to 3.77% for the second quarter of 2012 from 3.69% for the first quarter of 2012. Total average earning asset yields increased to 4.23 % for the second quarter of 2012 from 4.16% for the first quarter of 2012. Total cost of funds decreased to 0.50% for the second quarter of 2012 from 0.52% for the first quarter of 2012. During the second quarter, we had several non-performing loans that were paid in full resulting in a 10 basis point increase in interest income for the second quarter. Excluding this impact, net interest margin was down slightly quarter-over-quarter, primarily due to the refinancing and runoff of higher yielding loans.

Excluding the impact of the yield adjustment on covered loans, net interest margin (tax equivalent) decreased to 3.77% for the second quarter of 2012 from 3.92% for the second quarter of 2011. Total average earning asset yields decreased to 4.23% for the second quarter of 2012 from 4.49% for the second quarter of 2011. Total cost of funds decreased to 0.50% for the second quarter of 2012 from 0.61% for the second quarter of 2011.

Assets

The Company reported total assets of $6.52 billion at June 30, 2012. This represents an increase of $41.0 million, or 0.63%, from total assets of $6.48 billion at December 31, 2011. Earning assets totaled $6.15 billion at June 30, 2012, an increase of $17.8 million, or 0.29%, when compared with earning assets of $6.13 billion at December 31, 2011.

The increase in earning assets was due to an increase in the investment portfolio and interest-earning cash, partially offset by a decrease in the loan portfolio.

Investment Securities

Investment securities totaled $2.26 billion at June 30, 2012. This is up from $2.20 billion at December 31, 2011. Our investment portfolio continues to perform well. As of June 30, 2012 we had a pretax unrealized gain of $75.1 million of which $42.3 million is attributed to our municipal securities portfolio and $32.6 million is attributed to our mortgage-backed securities (“MBS”) portfolio.

MBS totaled $1.58 billion at June 30, 2012. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a book value of $2.2 million as of June 30, 2012, has had $1.8 million in net impairment loss to date since it was purchased in early 2008, with no additional impairment recorded for the second quarter of 2012.

Our municipal securities, totaling $634.9 million, are located in 27 states, with approximately $26.6 million, or 4.2%, located within the state of California. Our largest holdings are in New Jersey at 14.5%, Michigan at 12.3% and Illinois at 11.7%. All municipal bond securities are performing.

We continued to reinvest our cash flows from the investment portfolio. During the second quarter of 2012, we purchased $30.9 million in MBS with an average yield of 1.60% and $6.5 million in municipal securities with an average tax-equivalent yield of 3.17%. MBS purchased during the second quarter have an average duration of about 4.9 years. One of the primary objectives of our purchasing strategy is to minimize extension risk as interest rates rise.

Loans

Total loans and leases, net of deferred fees and discount, of $3.39 billion at June 30, 2012, decreased by $94.7 million, or 2.72%, from $3.48 billion at December 31, 2011. We attribute the vast majority of this decrease to the following:

•

$62.3 million to the non-covered dairy and livestock portfolio. Historically, our dairy and livestock customers have seasonal borrowing patterns and tend to draw down on available lines of credit in the fourth quarter and repay these advances in the second quarter.

•	$7.8 million decline in non-covered construction loans.

•	$14.0 million decline in purchased mortgage pools.

•	$52.4 million decrease in covered loans.

The above decreases were offset by increases of $29.5 million in non-covered commercial and industrial loans and $16.7 million in non-covered commercial real estate loans.

Construction loans and purchased mortgage pools are considered non-core lending niches. Our core lending strategy is focused on commercial & industrial business lending, dairy, livestock, and agribusiness lending, and commercial real estate loans.

Deposits & Customer Repurchase Agreements

Total deposits of $4.70 billion and customer repurchase agreements of $467.6 million totaled $5.17 billion at June 30, 2012. This represents an increase of $52.6 million, or 1.03%, when compared with total deposits and customer repurchase agreements of $5.11 billion at December 31, 2011.

Non-interest bearing deposits were $2.25 billion at June 30, 2012, an increase of $224.4 million, or 11.07%, compared to $2.03 billion at December 31, 2011. At June 30, 2012, non-interest bearing deposits were 47.93% of total deposits, up from 44.04% at December 31, 2011 and 42.06% at June 30, 2011.

Our average cost of total deposits was 0.13% for the three months ended June 30, 2012, compared to our cost of total deposits of 0.20% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.15% for the three months ended June 30, 2012.

Borrowings and Debentures

At June 30, 2012, we had $448.8 million in borrowings, compared to borrowings of $448.7 million at December 31, 2011.

On January 7, 2012, we consummated the redemption of all outstanding debentures and trust preferred securities issued by First Coast Capital Trust II for total consideration of approximately $6.8 million.

On June 17, 2012, we redeemed 50% or $20 million of the Trust Preferred Securities in CVB Statutory Trust I.

Asset Quality

We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans were marked to fair value at the acquisition date.

Citizens Business Bank Asset Quality (Non-covered loans)

The allowance for credit losses decreased to $91.9 million at June 30, 2012 and March 31, 2012 from $94.0 million at December 31, 2011. The decrease was due to net loan charge-offs of $30,000 for the three months ended June 30, 2012 and $2.1 million for the six months ended June 30, 2012. The allowance for credit losses was 2.89%, 2.89% and 2.92% of total non-covered loans and leases outstanding at June 30, 2012, March 31, 2012 and December 31, 2011, respectively. There was zero provision for credit losses for the first half of 2012.

Non-performing loans, defined as nonaccrual loans and non-performing TDRs, were $61.9 million at June 30, 2012, or 1.95% of total loans. This compares to non-performing loans of $55.3 million at March 31, 2012 and $62.7 million at December 31, 2011. The $61.9 million in non-performing loans for the second quarter are summarized as follows: $17.9 million in commercial construction, $12.5 million in residential mortgages, $23.1 million in commercial real estate, $4.6 million in commercial and industrial, $3.4 million in dairy & livestock loans, and $392,000 in other loans.

At June 30, 2012, we had $10.4 million in Other Real Estate Owned (“OREO”), a decrease of $3.4 million from the eleven OREO properties totaling $13.8 million at December 31, 2011. During the first and second quarter of 2012, we added three properties for a total of $1.8 million to OREO. We sold six properties with an OREO value of $5.1 million, realizing a net gain of $304,000. We now have eight OREO properties.

At June 30, 2012, we had loans delinquent 30 to 89 days of $1.3 million. This compares to delinquent loans of $11.2 million at March 31, 2012 and $5.5 million at December 31, 2011. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.04% at June 30, 2012, 0.35% at March 31, 2012 and 0.17% at December 31, 2011. All loans delinquent 90 days or more were categorized as non-performing.

At June 30, 2012, we had $45.2 million in performing troubled debt restructured loans (“TDR”), an increase of $6.6 million from performing TDRs of $38.6 million at December 31, 2011. In terms of number of loans, we had 16 performing TDRs at December 31, 2011, compared to 28 performing TDRs at June 30, 2012.

In total, non-performing assets, defined as non-covered non-accrual loans and other real estate owned, totaled $72.3 million at June 30, 2012, $66.7 million at March 31, 2012, $76.5 million at December 31, 2011, $81.2 million at September 30, 2011, and $88.8 million at June 30, 2011.

We have also made substantial progress in reducing our classified loans. Classified loans are loans that are graded “substandard” or worse. At June 30, 2012, classified loans totaled $298.1 million, a decrease of $61.0 million from $359.2 million at December 31, 2011 and a decrease of $147.1 million from June 30, 2011.

San Joaquin Bank Asset Quality (Covered loans)

At June 30, 2012, we had $246.6 million in gross loans from SJB with a carrying value of $210.1 million, compared to $330.4 million of gross loans at December 31, 2011 and $262.5 million in carrying value. Of the gross loans, we had $37.0 million in non-performing loans as of June 30, 2012, or 15.02%, compared to $83.7 million in non-performing loans at December 31, 2011. We had five properties in OREO totaling $3.2 million, compared to 16 properties totaling $9.8 million at December 31, 2011.

CitizensTrust

CitizensTrust has approximately $2.13 billion in assets under management and administration, including $1.81 billion in assets under management, as of June 30, 2012. Revenues were $2.0 million for the second quarter and $4.2 million for the first six months of 2012, compared to $2.3 million and $4.4 million for the same period in 2011. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time tomorrow, July 19, 2012, to discuss the Company’s second quarter 2012 financial results.

To listen to the conference call, please dial (877) 317-6789. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through August 1, 2012 at 9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10015450.

The conference call will also be simultaneously webcast over the Internet; please visit the Company’s website at www.cbbank.com and click on the CVB Investor tab to access the call from the site. Access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for twelve months.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $6.5 billion. Citizens Business Bank serves 40 cities with 42 Business Financial Centers, five Commercial Banking Centers and two trust office locations in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of property inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown or decline in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; the cost or effect of acquisitions we may make; the effect of changes in laws and regulations (including laws, regulations and judicial decisions concerning financial reform, taxes, banking, securities, employment, executive compensation, insurance, and information security) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; cyber-security threats including loss of system functionality or theft or loss of data; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share, retain customers and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2011, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands)

	June 30, 2012	December 31, 2011
Assets
Cash and due from banks	$105,199	$35,407
Interest-earning balances due from Federal Reserve Bank	371,496	309,936

Total cash and cash equivalents	476,695	345,343

Interest-earning balances due from depository institutions	60,000	60,000
Investment securities available-for-sale	2,259,531	2,201,526
Investment securities held-to-maturity	2,191	2,383
Investment in stock of Federal Home Loan Bank (FHLB)	65,814	72,689

Non-covered loans held-for-sale	2,880	348
Covered loans held-for-sale	—	5,664
Non-covered loans and lease finance receivables	3,174,908	3,219,727
Allowance for credit losses	(91,892)	(93,964)

Net non-covered loans and lease finance receivables	3,083,016	3,125,763

Covered loans and lease finance receivables, net	210,147	256,869
Premises and equipment, net	36,462	36,280
Intangibles	4,279	5,548
Goodwill	55,097	55,097
Bank owned life insurance	117,610	116,132
FDIC loss sharing asset	40,897	59,453
Other assets	109,344	139,820

TOTAL ASSETS	$6,523,963	$6,482,915

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,252,280	$2,027,876
Investment checking	306,102	338,424
Savings and money market demand	1,378,296	1,401,098
Time deposits	762,172	837,150

Total deposits	4,698,850	4,604,548

Customer repurchase agreements	467,636	509,370
Borrowings	448,798	448,662
Junior subordinated debentures	87,631	115,055
Other liabilities	72,795	90,466

Total liabilities	5,775,710	5,768,101

Stockholders’ Equity:
Stockholders’ equity	704,669	673,345
Accumulated other comprehensive income, net of tax	43,584	41,469

Total stockholders’ equity	748,253	714,814

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,523,963	$6,482,915

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCE SHEETS

(unaudited)

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Assets:
Cash and due from banks	$100,737	$98,325	$119,513	$103,595
Interest-earning balances due from Federal Reserve Bank	256,610	259,171	240,478	294,887
Interest-earning balances due from depository institutions	—	50,307	—	50,278

Total cash and cash equivalents	357,347	407,803	359,991	448,760

Interest-earning balances due from depository institutions	60,000	50,190	60,000	50,190
Investment securities available-for-sale	2,302,378	1,966,753	2,296,849	1,911,914
Investment securities held-to-maturity	2,199	2,941	2,246	2,970
Investment in stock of Federal Home Loan Bank (FHLB)	67,499	81,547	69,846	84,055

Non-covered loans held-for-sale	1,819	2,639	1,869	3,047
Covered loans held-for-sale	3,680	—	4,603	—
Non-covered loans and lease finance receivables	3,188,798	3,218,049	3,184,264	3,266,403
Allowance for credit losses	(92,463)	(102,996)	(93,124)	(106,415)

Net non-covered loans and lease finance receivables	3,096,335	3,115,053	3,091,140	3,159,988

Covered loans and lease finance receivables, net	226,045	341,492	236,320	352,332
Premises and equipment, net	35,668	38,933	35,877	39,738
Intangibles	4,417	7,629	4,743	8,073
Goodwill	55,097	55,097	55,097	55,097
Bank owned life insurance	117,211	114,320	116,819	113,767
FDIC loss sharing asset	50,078	78,275	54,194	84,183
Other assets	134,010	169,965	146,984	162,738

TOTAL	$6,513,783	$6,432,637	$6,536,578	$6,476,852

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,163,984	$1,852,954	$2,121,777	$1,822,068
Interest-bearing	2,502,572	2,637,536	2,535,005	2,705,203

Total deposits	4,666,556	4,490,490	4,656,782	4,527,271

Other borrowings	934,500	1,097,416	961,197	1,115,864
Junior subordinated debentures	104,625	115,055	106,624	115,055
Other liabilities	61,978	63,570	74,056	59,652

Total liabilities	5,767,659	5,766,531	5,798,659	5,817,842

Stockholders’ equity:
Stockholders’ equity	704,674	657,186	696,460	651,436
Accumulated other comprehensive income, net of tax	41,450	8,920	41,459	7,574

Total stockholders’ equity	746,124	666,106	737,919	659,010

TOTAL	$6,513,783	$6,432,637	$6,536,578	$6,476,852

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(dollars in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Interest income:
Loans held-for-sale	$6	$10	$10	$29
Loans and leases, including fees	47,692	48,980	93,720	98,325
Accelerated discount accretion on acquired loans	7,521	5,707	12,213	7,658

Total loans and leases, including fees	55,219	54,697	105,943	106,012
Investment securities:
Taxable	8,786	10,152	17,956	18,990
Tax-advantaged	5,785	5,921	11,581	11,840

Total investment income	14,571	16,073	29,537	30,830
Dividends from FHLB stock	94	66	184	131
Federal funds sold & interest-earning CDs	295	346	580	721

Total interest income	70,179	71,182	136,244	137,694
Interest expense:
Deposits	1,554	2,220	3,207	5,008
Borrowings and junior subordinated debentures	5,665	6,567	11,475	13,182

Total interest expense	7,219	8,787	14,682	18,190

Net interest income before provision for credit losses	62,960	62,395	121,562	119,504
Provision for credit losses	—	—	—	7,068

Net interest income after provision for credit losses	62,960	62,395	121,562	112,436
Noninterest income:
Impairment loss on investment securities	—	(119)	—	(119)
Service charges on deposit accounts	4,068	4,029	8,192	7,752
Trust and investment services	2,042	2,259	4,227	4,412
Increase (decrease) in FDIC loss sharing asset	(9,336)	(1,689)	(12,280)	(274)
Other	5,518	1,514	7,409	4,201

Total noninterest income	2,292	5,994	7,548	15,972
Noninterest expense:
Salaries and employee benefits	16,646	18,220	33,367	35,880
Occupancy	2,490	2,742	5,337	5,573
Equipment	1,134	1,339	2,235	2,829
Professional services	1,702	5,028	3,693	8,637
Amortization of intangible assets	452	866	1,268	1,767
Provision for unfunded commitments	—	—	—	732
OREO expenses	323	1,671	1,053	2,776
Other	6,202	7,289	12,208	15,266

Total noninterest expense	28,949	37,155	59,161	73,460

Earnings before income taxes	36,303	31,234	69,949	54,948
Income taxes	12,684	10,196	24,062	17,310

Net earnings	$23,619	$21,038	$45,887	$37,638

Basic earnings per common share	$0.23	$0.20	$0.44	$0.35

Diluted earnings per common share	$0.23	$0.20	$0.44	$0.35

Cash dividends per common share	$0.085	$0.085	$0.17	$0.17

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Interest income - (Tax-Effected) (te)	$72,339	$73,652	$140,577	$142,634
Interest expense	7,219	8,787	14,682	18,190

Net Interest income - (te)	$65,120	$64,865	$125,895	$124,444

Return on average assets, annualized	1.46%	1.31%	1.41%	1.17%
Return on average equity, annualized	12.73%	12.67%	12.51%	11.52%
Efficiency ratio [1]	44.36%	54.33%	45.82%	54.22%
Yield on average earning assets (te)	4.76%	4.95%	4.64%	4.78%
Yield on average earning assets (te) excluding discount	4.23%	4.49%	4.20%	4.44%
Cost of deposits	0.13%	0.20%	0.14%	0.22%
Cost of deposits and customer repurchase agreements	0.15%	0.22%	0.16%	0.24%
Cost of funds	0.50%	0.61%	0.51%	0.63%
Net interest margin (te)	4.29%	4.37%	4.16%	4.17%
Net interest margin (te) excluding discount	3.77%	3.92%	3.73%	3.85%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Weighted average shares outstanding
Basic	104,378,406	105,659,326	104,340,782	105,655,290
Diluted	104,617,660	105,763,588	104,562,280	105,733,814
Dividends declared	$8,913	$9,018	$17,816	$18,035
Dividend payout ratio	37.74%	42.86%	38.83%	47.91%

Number of shares outstanding-EOP	104,807,879	106,084,192
Book value per share	$7.14	$6.44
Tangible Book value per share	$6.57	$5.86

	June 30,
	2012	2011
(Non-covered loans)
Non-performing assets (dollar amount in thousands):
Non-accrual loans	$30,112	$44,748
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (non-performing)	31,753	30,302
Other real estate owned (OREO), net	10,394	13,718

Total non-performing assets	$72,259	$88,768

Troubled debt restructured performing loans	$45,243	$32,766

Percentage of non-performing assets to total loans outstanding and OREO	2.27%	2.77%

Percentage of non-performing assets to total assets	1.11%	1.37%

Allowance for loan losses to non-performing assets	127.17%	109.16%

Net Charge-offs to Average loans	0.07%	0.48%

Allowance for credit losses:
Beginning Balance	$93,964	$105,259
Total loans charged-off	(3,958)	(16,644)
Total Loans Recovered	1,886	1,212

Net Loans Charged-off	(2,072)	(15,432)
Provision Charged to Operating Expense	—	7,068

Allowance for Credit Losses at End of period	$91,892	$96,895

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2012		2011		2010
Quarter End	High	Low	High	Low	High	Low
March 31,	$11.97	$9.99	$9.32	$7.83	$10.89	$8.44
June 30,	$11.92	$10.16	$9.94	$8.18	$11.85	$9.00
September 30,			$10.00	$7.41	$10.99	$6.61
December 31,			$10.27	$7.28	$9.09	$7.30

Quarterly Consolidated Statements of Earnings

	2Q 2012	1Q 2012	4Q 2011	3Q 2011	2Q 2011
Interest income
Loans, including fees	$55,219	$50,724	$48,290	$52,788	$54,697
Investment securities and other	14,960	15,341	15,206	15,742	16,485

	70,179	66,065	63,496	68,530	71,182

Interest expense
Deposits	1,554	1,653	1,721	1,979	2,220
Other borrowings	5,665	5,810	6,578	6,571	6,567

	7,219	7,463	8,299	8,550	8,787
Net interest income before provision for credit losses	62,960	58,602	55,197	59,980	62,395
Provision for credit losses	—	—	—	—	—

Net interest income after provision for credit losses	62,960	58,602	55,197	59,980	62,395

Non-interest income	2,292	5,256	10,730	7,514	5,994
Non-interest expenses	28,949	30,212	34,707	32,858	37,155

Earnings before income taxes	36,303	33,646	31,220	34,636	31,234
Income taxes	12,684	11,378	9,508	12,253	10,196

Net earnings	$23,619	$22,268	$21,712	$22,383	$21,038

Basic earning per common share	$0.23	$0.21	$0.21	$0.21	$0.20
Diluted earnings per common share	$0.23	$0.21	$0.21	$0.21	$0.20

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$8,913	$8,903	$8,858	$8,912	$9,018

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands)

Distribution of Loan Portfolio

	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011

Commercial and Industrial	$546,730	$521,779	$523,950	$510,950	$500,745
Real Estate:
Construction	74,760	77,385	94,831	101,429	119,638
Commercial Real Estate	2,166,776	2,223,533	2,171,399	2,172,050	2,237,975
SFR Mortgage	161,524	167,465	179,731	191,650	201,457
Consumer	55,674	58,613	59,789	58,668	59,496
Municipal lease finance receivables	109,816	114,792	113,629	115,803	119,792
Auto and equipment leases	15,137	17,105	17,370	16,237	16,998
Dairy and Livestock	281,027	286,027	343,549	292,049	296,801
Agribusiness	15,820	12,216	28,523	48,627	52,528

Gross Loans	3,427,264	3,478,915	3,532,771	3,507,463	3,605,430
Less:
Purchase accounting discount	(36,502)	(45,456)	(50,780)	(51,646)	(73,449)
Deferred net loan fees	(5,707)	(5,503)	(5,395)	(5,115)	(5,385)
Allowance for credit losses	(91,892)	(91,922)	(93,964)	(95,528)	(96,895)

Net Loans	$3,293,163	$3,336,034	$3,382,632	$3,355,174	$3,429,701

Covered loans	$210,147	$241,943	$256,869	$280,337	$334,225
Non-covered loans	3,083,016	3,094,091	3,125,763	3,074,837	3,095,476

Total Net Loans	$3,293,163	$3,336,034	$3,382,632	$3,355,174	$3,429,701

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands)

Non-Performing Assets & Delinquency Trends

(Non-Covered Loans)

	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Non-Performing Loans
Residential Construction and Land	$—	$920	$920	$989	$1,080
Commercial Construction and Land	17,904	8,349	12,397	13,779	23,953
Residential Mortgage	12,469	13,129	16,970	18,792	17,786
Commercial Real Estate	23,084	27,238	25,992	25,454	24,731
Commercial and Industrial	4,622	4,082	3,432	3,277	4,649
Dairy & Livestock	3,394	1,200	2,475	2,574	2,672
Consumer	388	308	382	340	179
Auto & Equipment Leases	4	86	104	7	—

Total	$61,865	$55,312	$62,672	$65,212	$75,050

% of Total Loans	1.95%	1.74%	1.95%	2.06%	2.35%

Past Due 30-89 Days
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction and Land	—	—	—	—	—
Residential Mortgage	—	4,109	1,568	—	460
Commercial Real Estate	1,041	5,798	787	—	2,590
Commercial and Industrial	176	1,317	3,022	940	675
Dairy & Livestock	—	—	—	—	—
Consumer	36	13	59	14	91
Auto & Equipment Leases	—	—	20	997	65

Total	$1,253	$11,237	$5,456	$1,951	$3,881

% of Total Loans	0.04%	0.35%	0.17%	0.06%	0.12%

OREO
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction and Land	7,117	7,117	7,117	8,580	7,117
Commercial Real Estate	2,407	4,173	6,566	7,376	6,314
Commercial and Industrial	203	137	137	—	—
Residential Mortgage	667	—	—	—	287
Consumer	—	—	—	—	—
Auto & Equipment Leases	—	—	—	—	—

Total	$10,394	$11,427	$13,820	$15,956	$13,718

Total Non-Performing, Past Due & OREO	$73,512	$77,976	$81,948	$83,119	$92,649

% of Total Loans	2.32%	2.45%	2.55%	2.62%	2.90%

Net interest income and net interest margin reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. The second quarter of 2012 net interest income and net interest margin include a yield adjustment of $7.5 million from discount accretion on covered loans. We believe that presenting the net interest income and net interest margin excluding the yield adjustment provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three months ended June 30, 2012			Six months ended June 30, 2012
	(Dollars in thousands)
	Average Balance	Interest	Yield	Average Volume	Interest	Yield
Total interest-earning assets	$6,109,028	$70,179	4.76%	$6,096,475	$136,244	4.64%
Accelerated discount accretion on acquired loans	41,951	(7,521)		46,053	(12,213)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,150,979	$62,658	4.23%	$6,142,528	$124,031	4.20%

Net interest income and net interest margin (TE)		$65,120	4.29%		$125,895	4.16%
Yield adjustment to interest income from discount accretion		(7,521)			(12,213)

Net interest income and net interest margin (TE), excluding yield adjustment		$57,599	3.77%		$113,682	3.73%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The following is a reconciliation of Tangible Book Value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of Tangible Book Value per Share as of June 30, 2012.

As of June 30, 2012
(Dollars in thousands)
Stockholders’ Equity	$748,253
Less: Goodwill	(55,097)
Less: Intangible Assets	(4,279)

Tangible Book Value	$688,877

Common shares issued and outstanding	104,807,879

Tangible Book Value Per Share	$6.57